Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form N-1A SEC File No. 811-23751) of the First American Funds Trust of our report dated October 23, 2020, with respect to the financial statements of First American Funds, Inc. (including Government Obligations Fund, Institutional Prime Obligations Fund, Retail Prime Obligations Fund, Retail Tax Free Obligations Fund, Treasury Obligations Fund, and U.S. Treasury Money Market Fund) included in its Annual Report for the year ended August 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

October 27, 2021